ACCOUNTANTS' CONSENT


     DDK & Company LLP hereby consents to the use of its report dated October 10, 2002, relating to the audited financial statements for the years ending May 31, 2002 and 2001 in the third pre-effective amendment to the registration statement on SB-2 of Spongetech Delivery Systems, Inc.



     July 7, 2003


                                   /s/DDK & Company LLP
                                    DDK & Company LLP